Exhibit 14.1

REPUBLIC AIRWAYS HOLDINGS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective as of November 25, 2025)

I. Introduction

This Code of Business Conduct and Ethics (the “Code”) sets forth the legal and ethical standards for all employees, officers, and directors, whether full time or part time (“Covered Persons”) of Republic Airways Holdings Inc. and its subsidiaries (collectively referred to in this Code as the “Company”) wherever they may be located, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We also expect that all third parties with whom we contract, including agents, suppliers, and contractors, will act in accordance with the principles outlined in this Code when conducting business on our behalf.

This Code includes our code of ethics and our conduct of code under applicable rules of the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market.

This Code covers a wide range of business practices and procedures and serves as a guide to ethical decision- making. In particular, this Code is designed to deter wrongdoing and to promote the following objectives:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications of the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	protection of Company assets, including corporate opportunities and confidential information;

•	fair dealing practices;

•	assurance of accountability for adherence to the Code; and

•	the prompt internal reporting of violations of the Code.

II. Applicability

All Covered Persons are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below.

III. Principles and Practices

As an employee, officer and/or director of the Company, in performing your duties for and on behalf of the Company you must:

1. Act with honesty and integrity and observe the highest ethical standards of business conduct in your dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom you have contact in the course of performing your job.

2. Avoid any actual or apparent conflict between your personal, private interests and the interests of the Company, including any direct or indirect competition with the Company or the receipt of improper personal benefits as a result of your position with the Company. For example, there is likely to be a conflict of interest if:

•	you cause the Company to engage in business transactions with your family members or friends;

•	a member of your family has a significant business interest in a company doing business with or in competition with the Company;

•

you use nonpublic information about the Company or client, supplier or partner information for personal gain by you or your family members or friends (including securities transactions based on such information);

•	you receive a loan, or guarantee of obligations, from the Company or a third party that the Company contracts with as a result of your position at the Company; or

•	you compete, or prepare to compete, with the Company while being a Covered Person.

Family members include spouse, children, stepchildren, grandchildren, parents, stepparents, brothers, sisters, grandparents, and any other person related to the employee or living in the employee’s household.

In addition to the above, a conflict of interest exists when a person’s personal or private interests improperly interfere with the interests of the Company. It is not practical to list every possible conflict of interest that may arise. It is up to you to avoid situations in which interests may conflict. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a Covered Person, or any member of his or her family, receives improper personal benefits because of his or her position in the Company or takes any adverse position to the Company such that he or she is promoting or would otherwise receive benefit from an outcome that is adverse to the Company’s interests. Covered Persons are responsible for recognizing and avoiding any situation involving a conflict of interest. Covered Persons should strive to avoid even the appearance of a conflict of interest by avoiding associations or investment interests that interfere, might interfere or might appear to interfere with the independent exercise of judgment in the Company’s best interests. Each Covered Person is responsible for taking appropriate action to eliminate or prevent such conflict or appearance of a conflict, including following the steps outlined in the Section on “Reporting Ethical Violations.”

There are other situations in which a conflict of interest may arise. If a situation where such a conflict could arise occurs, you must notify your supervisor in writing for a determination of a potential conflict of interest with your employment.

3. Report to theGeneral Counsel in accordance with the Company’s “Whistleblower” policy referenced in Section IV below and attached hereto as Annex A, any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict.

4. Promptly bring to the attention of the General Counsel, or in accordance with the Company’s “Whistleblower” policy, any material information of which you become aware that affects the disclosures made or to be made by the Company in its financial statements, including any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a role in the Company’s financial reporting, disclosures or internal controls.

5. Comply and take all reasonable actions to cause others to comply with the laws of all federal, state and local governments applicable to the Company or the operation of its business and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

6. Bring to the attention of the General Counsel or in accordance with the Company’s “Whistleblower” policy, any information you may have concerning evidence of a material violation of the securities laws or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or its agents, or of a violation of this Code.

7. Maintain the confidentiality of confidential information entrusted to you by the Company or by its customers, suppliers or partners, except when disclosure is authorized by the Company or required by applicable laws or regulations.

8. Protect the Company’s assets, including proprietary information, and ensure their efficient use for the benefit of the Company.

9. Ensure that any periodic reports and other documents filed with the SEC (if applicable) or otherwise distributed externally to which you have contributed in any way to the preparation or verification comply with applicable accounting principles generally accepted in the United States (“US GAAP”), and as applicable, federal securities laws and SEC rules.

10. If you contribute in any way to the preparation or verification of the Company’s financial statements and other financial information, ensure that the Company’s books, records and accounts are accurately maintained and cooperate fully with the Company’s accounting and internal audit departments, independent public accountants and counsel.

11. Maintain Company records, including financial records, personnel records, records relating to the Company’s development of services and products and all other records in the ordinary course of the Company’s business, and ensure they are complete, accurate and reliable in all material respects and all document retention policies are followed.

12. Maintain a work environment that is free from all forms of unlawful harassment, intimidation and retaliation. The Company does not and will not permit unlawful discriminatory practices, sexual harassment, or harassment based on race, color, religion, gender, sexual orientation, gender identity, marital status, national origin, creed, age, disability, genetic information, or veteran status, as well as any other status protected by applicable federal or local law.

13. While employed by the Company, employees, directors, and officers have a duty to advance the legitimate interests of the Company when the opportunity to do so arises. During the course of employment with the Company, employees, directors, and officers are prohibited from (a) personally taking for themselves (or for the benefit of friends or family members) opportunities that are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and/or (c) competing with the Company. All business opportunities that are reasonably within the portfolio of the Company’s services and industry should first be brought to the attention of management.

14. Obtain prior review and approval from the General Counsel and the Audit Committee of the Board of Directors of the Company, in accordance with the Related Person Transaction Policy, of any “related person” transaction, as defined in Item 404 of Regulation S-K, before it is consummated. See the Company’s “Related Person Transaction Policy” for more information.

15. Not engage in unacceptable or illegal forms of payment or financial transactions, only conduct business with reputable customers, suppliers and partners and comply fully with all anti-money laundering laws.

16. Not (a) expend the Company’s funds or facilities, directly or indirectly, on behalf of any political organization, campaign or candidate for public office, except as permitted by federal and state laws; (b) provide personal services on behalf of a candidate, political organization or campaign on Company time; and (c) make any payment, gift, entertainment or use of Company facilities for the private benefit of any governmental official or employee, unless an authorized representative of the Company determines that such gift, entertainment or use of facilities is lawful and prior written approval from such representative is obtained.

17. Not offer, promise or make unlawful cash or in-kind payments to a foreign official to induce that official to affect any act or decision of a government or an international organization in a manner that will assist the Company in obtaining or maintaining business or otherwise secure an improper business advantage; toward that end, keep books, records and accounts that accurately and fairly reflect all transactions and dispositions of Company assets.

IV. Insider Trading

Covered Persons must comply with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s securities. Accordingly, Covered Persons may not trade the Company’s securities at any time when the Covered Person has material non-public information concerning the Company and may not disclose (“tip”) material non-public information to any other person (including family members) or make trading recommendations on the basis of material non-public information. Additionally, Covered Persons may not trade securities of another company with which the Company has a business relationship (including, without limitation, our customers, vendors, suppliers or partners) at any time when the Covered Person has non-public information that was obtained, in whole or in part, as a result of the

Covered Person’s employment or relationship to the Company to the extent that such non-public information (regardless of its subject matter) may be material to the securities of the company that would be traded. Insider Trading is not only unethical but also illegal and could expose a Covered Person and the Company to civil and criminal penalties. Please refer to the Company’s Securities Trading Policy for additional information.

V. Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow colleagues. You should report any information you may have concerning evidence of a material violation of any laws, rules or regulations applicable to the Company and the operation of its business or of a violation of this Code directly to the General Counsel or in accordance with the Company’s “Whistleblower” policy.

All Covered Persons are expected to cooperate in any internal investigation of misconduct. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code. However, if a Covered Person knowingly makes a false report of misconduct or a violation with the intent of harming another individual, that Covered Person will be subject to disciplinary action.

Nothing in this Code, any other agreement with the Company or any policy of the Company prohibits, restricts, or is intended to prohibit or restrict any person from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity, concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, including without limitation, Rule 21F-17 under the Securities Exchange Act of 1934, as amended, without notice to or approval of the Company, so long as such communications and disclosures are consistent with applicable law. The Company will not limit the right of any person to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Additionally, each Covered Person understands and acknowledges that (A) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is a Covered Person authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of Company without prior written consent of the Company’s General Counsel (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). Any provision of any agreement between the Company and any current or former Covered Person that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company.

VI. Waiver and Amendment

This Code applies to all Covered Persons. A request for a waiver of any provision of this Code must be made in writing addressed to the General Counsel . There shall be no waiver of any part of this Code, except by a vote of the General Counsel, Chief Financial Officer, and Chief Commercial Officer, or in the event of an executive officer or director, the Audit Committee. Any waiver of this Code that is granted to an executive officer, a senior financial officer or a director of the Company will be disclosed along with the reasons for the waiver in accordance with applicable laws, rules and regulations.

This Code may be amended from time to time by the General Counsel, except that all material amendments must be approved by the Audit Committee of the Board of Directors. Certain amendments to this Code will be disclosed in accordance with applicable laws, rules and regulations.

VII. Compliance and Accountability; Enforcement

Violations of the Code cannot and will not be tolerated. The Company must ensure prompt and consistent action against violations of this Code. The General Counsel and Chief Compliance Officer shall assess compliance with this Code and report material violations to the Audit Committee of the Board of Directors.

Individuals, regardless of their level within the Company, who are found to have violated the Code, as well as those who may have knowingly failed to report a known violation, will receive appropriate disciplinary action, ranging from a letter of reprimand, re- assignment, suspension and demotion, up to and including termination of employment.

Covered Persons who violate laws and government regulations also may be exposed to criminal fines, prison terms, and civil damages. The General Counsel, in coordination with the Chairman of the Audit Committee, as applicable, shall be responsible for determining any actions to be taken in the event of a violation of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. In determining what action is appropriate in any particular case, the General Counsel shall take into account all relevant information, including whether the violation may have been inadvertent.

Each Covered Person is responsible for his/her own conduct. An illegal or unethical act cannot be justified by the individual committing it claiming that he/she was acting under the order of another individual, including that individual’s supervisor or a member of senior management.

Failure to read and/or acknowledge the Code does not exempt a Covered Person from his/her responsibility to comply with the Code, all applicable laws, rules, and regulations, as well as the Company’s standards, policies, and procedures as they apply to his/her job.